EXHIBIT 99.2

SUMMARY OF ZONES, INC. SALES EXECUTIVE BONUS PLAN

Zones, Inc. (the “Company”) sales executive bonus plan rewards achievement for specific divisions financial performance.

Under the 2008 Sales Executive Bonus Plan, participating sales executives are eligible to receive quarterly bonuses based on the achievement of specified earnings targets for individual divisions approved by the Board. Participants are eligible to earn up to 2.33 times their base salary.

The Board retained the right to change its bonus programs at any time.  The Board’s approval of the terms of the bonus program is not deemed to create an enforceable agreement between the Company and any sales executive.  No rights to any awards exist unless and until the Board authorizes payment of such award under the bonus program.